Rennova Health reports THIRD quarter 2018 FINANCIAL RESULTS

WEST PALM BEACH, Fla. (November 15, 2018) – Rennova Health, Inc. (OTC: RNVAD), (OTC: RNVAW), (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers that operates two rural hospitals in Tennessee, reports financial results for the three and nine months ended September 30, 2018 and provides a business update.

Rennova is a provider of an expanding number of services for healthcare providers and their patients. The Company’s principal lines of business are (i) clinical laboratory operations; and (ii) Hospital Operations. The Company presents its financial results based upon these two business segments.

The third quarter saw continued progress in our recovery and delivered an increase in quarterly net revenues to approximately $5 million. This number is net of a bad debt provision of approximately $3 million in keeping with our current revenue recognition policy. We will monitor and refine our revenue recognition policy as we have adequate history to better confirm our collection rate from various payers in hospital operations. We believe this will lead to a reduction in the number we currently use. The quarter included the first full quarter of our second hospital purchased on June 1, 2018. Initial indications confirm our previously announced expectation that this hospital will contribute $1.2 million to $1.5 million a month in collectible revenue. Our targeted collectible revenue for the current two hospitals is approximately $2.5 million per month, and we are pleased that for September and October 2018, the hospitals have delivered an increased cash collection of approximately $2 million and $2.1 million per month respectively, supporting our expectations.

We continue to enhance our management team with specific expertise and experience in the Hospital sector and continue to explore further acquisitions and opportunities to develop this new hospital division and associated physician practices. Our focus for expansion remains in the same general geographic location as our current hospitals.

The third quarter also saw continued progress in our plans to separate and spin out our software and genetic testing divisions. The accounting firm, Haynie and Company, LLC, was retained on August 27, 2018, to complete the required audit of the financial statements of Health Technology Solutions (HTS) in order to file a Form 10 Registration Statements with the Securities and Exchange Commission. The filing is expected to be complete before year end.

We continue to monitor costs and have taken the necessary steps to create adequate authorized shares and reduce the derivative liability on our balance sheet and as a result have recognized a gain of $109 million in the third quarter because of these actions.

We expect continued improvement in our current operations and further acquisition activity in the fourth quarter to deliver continued growth and increased shareholder value as we exit 2018 with expected collectible revenues of approximately $2.5 million a month from current operations.

The third quarter was a key quarter in solidifying our growth with an additional hospital and while related costs increased, and legacy debts remain challenging and create continued pressure on our limited financial resource, we believe our progress will confine what has been a difficult period, to history. We will continue to assess the best way to provide value to our shareholders.

Highlights from the three months ended September 30, 2018 and recent weeks include:

●	Raised $2.5 million in private placements of convertible notes.
●	Continued to grow quarterly revenues
●	Progressed plans to spin out our Software division, Healthcare Technology Solutions, Inc., and expect to file a Form 10 with the SEC before year end.
●	Increased authorized common stock to 10,000,000,000 shares
●	Took steps to better manage the derivative liability on our balance sheet

On September 18, 2018, the Company amended its Certificate of Incorporation to have the authority to issue 10,000,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

On November 5, 2018, the Board of Directors of the Company approved an amendment to the Company’s Certificate of Incorporation, to effect a 1-for-500 reverse stock split of the Company’s shares of common stock which was effective on November 12, 2018. As a result of this reverse stock split, every 500 shares of the Company’s pre-reverse split common stock were combined and reclassified into one share of the Company’s common stock. The par value and other terms of the common stock were not affected by the reverse stock split.

All outstanding preferred shares, stock options, warrants, and equity incentive plans immediately prior to the reverse stock split will generally be appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans of the common stock are exercisable or convertible by 500 and multiplying the exercise or conversion price by 500, as a result of the reverse stock split.

All share, per share, and capital stock amounts for all periods presented have been restated to give effect to the reverse stock splits and the Certificate of Incorporation.

The Company secured net proceeds of $2.5 million in the three months ending September 30, 2018 by entering into Additional Issuance Agreements with two existing institutional investors whereby the Company issued $3.1 million aggregate principle of Senior Secured Original Discount Convertible Debentures due September 19, 2019.

“We believe the third quarter demonstrates progress in keeping with our expectations on many fronts in our business plan and strategy” said Seamus Lagan, CEO of Rennova, “and further solidifies the foundation for further growth throughout the remainder of 2018 and beyond”.

Financial Results

Consolidated net revenues were $5.0 million for the three months ended September 30, 2018, as compared to $0.8 million for the three months ended September 30, 2017, an increase of $4.2 million. The 2018 and 2017 net revenues include a bad debt expense elimination of $1.8 million and $0.5 million, respectively, for doubtful accounts and allowance billing adjustments by insurance companies. In a continued effort to refine our revenue recognition estimates, the Company practices the full retrospective approach, evaluating and analyzing the realizability of gross service revenues monthly, to make certain that we are properly allowing for bad debt and contractual adjustments. The increase in net revenues was due to a full quarter of revenue from Jamestown Regional Medical Center, which was acquired on June 1, 2018. The increase in Hospital revenue was offset by a $0.7 million decrease in Clinical Laboratory Operations revenue for the three months ended September 30, 2018 compared to the same period in 2017.

Direct costs of revenue increased by $3.1 million compared to the three months ended September 30, 2017. The increase is related to the hospital operations.

Other income increased by $148,000 for the three months ended September 30, 2018 as compared to same period a year ago.

The increase in the fair value of derivative instruments is primarily due to the increase in the spread between the price of our common stock and the exercise/conversion prices of the derivatives from July 1, 2018 to September 30, 2018.

Our net income from continuing operations was $97.4 million for the three months ended September 30, 2018, as compared to a net loss of $4 million for the three months ended September 30, 2017. The net income is due primarily to the revaluation of our derivative instruments resulting in a gain of $109.3 million, among other items.

General and administrative expenses decreased by $0.1 million, compared to the same period a year ago due to a significant reduction in the number of laboratory facilities, thereby reducing the number of employees and the related operating expenses.

There was a decline in sales and marketing expenses of $0.2 million, for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017, which is due to a significant reduction in sales force and in total marketing spend.

Interest expense for the three months ended September 30, 2018 was $9.3 million, as compared to $5.3 million for the three months ended September 30, 2017. Interest expense for the three months ended September 30, 2018 includes $9 million for the amortization of debt discount and deferred financial costs related to convertible debentures and warrants and $300,000 for interest expense on notes payable and capital lease obligations. Interest expense in the three months ended September 30, 2017 included a $4.8 million non-cash interest charge related to the issuance of convertible debentures and warrants during the period.

Depreciation and amortization expense was $0.2 million for the three months ended September 30, 2018 as compared to $0.4 million for the same period a year ago as some of our property and equipment became fully depreciated during 2017. We expect our depreciation and amortization expense to increase going forward as a result of the fixed assets associated with our hospital acquisitions.

Our operating loss decreased by $1.7 million for the three months ended September 30, 2018 as compared to same period a year ago. We attribute the improvement to the increase in our net revenues generated by our hospital acquisitions.

As reflected in the condensed consolidated financial statements, the Company reported net income from operations of approximately $97.2 million and cash used in operating activities of $7.1 million for the three months ended September 30, 2018. For the nine months ended September 30, 2018, the Company reported a net loss of $3.9 million. In addition, the Company had a working capital deficit and an accumulated deficit of $30 million and $190.1 million, respectively, at September 30, 2018.

During the nine months ended September 30, 2018, the Company completed several private placement offerings with institutional investors for $9.9 million in principal less original issue discounts of an aggregate of $1.9 million and received proceeds totaling $8,000,000. From October 1, 2018 to November 9, 2018, the Company completed additional private placement offerings for $1.2 million in principal and received $1 million in total proceeds.

At September 30, 2018, we had no cash on hand from continuing operations, a working capital deficit of $30 million and a stockholders’ deficit of $30.1 million. In addition, we incurred a loss from continuing operations before other income (expense) and income taxes of $2.8 million and $8.9 million for the three and nine months ended September 30, 2018, respectively. Our cash position is still deficient; however, payments critical to our operations in the ordinary course are being made. Our fixed operating expenses include payroll, rent, capital lease payments and other fixed expenses, as well as the costs required to operate Big South Fork Medical Center, which began operations on August 8, 2017, and Jamestown Regional Medical Center, which was acquired on June 1, 2018. The fixed operating expenses were approximately $2.6 and $2.1 million per month for the three and nine months ended September 30, 2018, respectively.

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health, Inc.

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

RENNOVA HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net revenues	$5,039,112	$810,088	$9,932,989	$1,568,918

Operating expenses:
Direct costs of revenue	3,350,286	262,000	7,809,465	717,234
General and administrative	4,348,818	4,454,167	10,238,891	10,935,179
Sales and marketing expenses	2,758	170,028	1,543	617,080
Depreciation and amortization	152,825	426,582	804,074	1,273,435
Total operating expenses	7,854,687	5,312,777	18,853,973	13,542,928

Loss from continuing operations before other income (expense) and income taxes	(2,815,575)	(4,502,688)	(8,920,984)	(11,974,010)

Other income (expense):
Other income	188,658	40,455	609,719	91,212
Gain on Bargain Purchase	-	-	7,732,302	-
Change in fair value of derivative instruments	109,305,331	-	13,688,678	(42,702,815)
Gain on extinguishment of debt	-	(23,000)	-	42,679,815
Interest expense	(9,322,333)	(5,331,673)	(17,075,437)	(16,510,517)
Total other income (expense), net	100,171,656	(5,314,218)	4,955,262	(16,442,305)

Net income (loss) from continuing operations before income taxes	97,356,081	(9,816,906)	(3,965,722)	(28,416,314)

Income tax expense	-	372	76	3,622

Net income (loss) from continuing operations	97,356,081	(9,817,278)	(3,965,798)	(28,419,936)

Net income (loss) from discontinued operations	(159,430)	(1,007,959)	115,787	(2,752,168)
Net income (loss)	97,196,652	(10,825,237)	(3,850,011)	(31,172,104)
Deemed dividend from trigger of down round provision feature	(17,942,578)	(2,280,280)	(17,942,578)	(53,341,619)
Net income (loss) to common shareholders	$79,254,074	$(13,105,517)	$(21,792,589)	$(84,513,723)

Net income (loss) per common share:
Basic continuing operations	$17.60	$(4,083)	$(1.55)	$(20,793)
Diluted continuing operations	$(0.08)	$(4,083)	$(1.55)	$(20,793)
Basic discontinued operations	$(0.03)	$(419)	$0.05	$(2,014)
Diluted discontinued operations	$(0.00)	$(419)	$0.05	$(2,014)
Basic net income (loss)	$14.33	$(5,450)	$(8.54)	$(61,832)
Diluted net loss	$(0.08)	$(5,450)	$(8.54)	$(61,832)
Weighted average number of common shares outstanding during the period:
Basic	5,531,767	2,405	2,550,632	1,367
Diluted	81,951,541	2,405	2,550,632	1,367

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash	$-	$-
Accounts receivable, net	6,619,655	971,312
Inventory	662,530	236,914
Prepaid expenses and other current assets	231,195	9,842
Income tax refunds receivable	1,940,845	1,940,845
Current assets of AMSG and HTS classified as held for sale	225,640	226,732
Total current assets	9,679,865	3,385,645

Property and equipment, net	9,136,994	2,695,440
Intangibles, net	444,413	-
Deposits	156,864	180,875
Non-current assets of AMSG and HTS classified as held for sale	14,648	28,834

Total assets	$19,432,784	$6,290,794

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (includes related parties of $0.3 and $0.2 million, respectively)	$7,746,626	$4,188,678
Accrued expenses	8,908,303	4,967,405
Income taxes payable	1,959,349	1,971,592
Current portion of notes payable	6,701,349	6,957,830
Current portion of notes payable, related parties	450,000	1,128,500
Current portion of capital lease obligations	941,687	2,079,137
Current portion of debentures	10,533,591	1,615,693
Derivative liabilities	357,797	12,435,250
Current liabilities of AMSG and HTS classified as held for sale	2,129,422	1,972,854
Total current liabilities	39,728,124	37,316,939

Other liabilities:
Debentures, net of current portion	-	3,752,022
Capital lease obligations, net of current portion	39,940	-
Total liabilities	39,768,064	41,068,961

Commitments and contingencies (Note 15)

Redeemable Preferred Stock I-1	5,835,294	5,835,294
Redeemable Preferred Stock I-2	3,964,156	-

Stockholders’ deficit:
Series G preferred stock, $0.01 par value, 14,000 shares authorized, 215 shares issued and outstanding	2	2
Series H preferred stock, $0.01 par value, 14,202 shares authorized, 10 and 60 shares issued and outstanding	-	-
Series F preferred stock, $0.01 par value, 1,750,000 shares authorized, 1,750,000 shares issued and outstanding	17,500	17,500
Series J preferred stock, $0.01 par value, 250,000 shares authorized, 250,000 and 0 shares issued and outstanding	2,500	-
Common stock, $0.0001 par value, 10,000,000,000 shares authorized, 7,365,881 and 39,502 shares issued and outstanding	737	4
Additional paid-in-capital	160,817,545	128,549,458
Accumulated deficit	(190,973,014)	(169,180,425)
Total stockholders’ deficit	(30,134,730)	(40,613,461)
Total liabilities and stockholders’ deficit	$19,432,784	$6,290,794

RENNOVA HEALTH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 (unaudited)

	Preferred Stock		Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance at December 31, 2017	1,750,275	$17,502	39,502	$4	$128,549,458	$(169,180,425)	$(40,613,461)
Conversion of Series H Preferred stock into common stock	(50)	-	40,000	4	(4)	-	-
Common stock issued in cashless exercise of warrants	-	-	1,492,228	150	4,619,000	-	4,619,150
Common stock issued for conversion of Series I-2 Preferred stock	-	-	1,764,927	176	632,924		633,100
Conversion of debentures into common stock	-	-	3,886,680	389	8,084,953	-	8,085,342
Exchange of notes payable and accrued expenses for Series J Preferred Stock	250,000	2,500	-	-	247,500	-	250,000
Stock-based compensation	-	-	-	-	261,796	-	261,796
Deemed dividend from trigger of down round provision feature					17,942,579	(17,942,579)
Exchange of debentures into Series I-2 Preferred stock	-	-	-	-	1,420	-	1,420
Restricted stock issued to employees	-	-	142,667	14	477,919	-	477,933
Adjustment to Treasury Shares	-	-	(122)	-	-	-	-
Net loss	-	-	-	-	-	(3,850,010)	(3,850,010)
Balance at September 30, 2018	2,000,225	$20,002	7,365,881	$737	$160,817,545	$(190,973,014)	$(30,134,730)